Exhibit 99.1
Unless the context otherwise requires, all references to the “Company,” “we,” “us” or “our” refer to the business of TSC Vehicle Holdings, Inc., Virgin Galactic Vehicle Holdings, Inc. and Virgin Galactic Holdings, LLC (which we collectively refer to as the “VG Companies”) and their subsidiaries prior to the consummation of the Virgin Galactic Business Combination and Virgin Galactic Holdings, Inc. and its subsidiaries after consummation of the Virgin Galactic Business Combination. Prior to the Virgin Galactic Business Combination and prior to the series of reorganization steps by Vieco 10 Limited (“Vieco 10”), Galactic Ventures, LLC, a wholly-owned subsidiary of Vieco 10, was the direct parent of the VG Companies. References to the “Virgin Galactic Business Combination” are to our domestication as a Delaware corporation on October 25, 2019 and the consummation of the merger transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 29, 2019, as amended on October 2, 2019, by and among the Company and the other parties thereto.

BUSINESS
Overview
We are a vertically-integrated aerospace company, pioneering human spaceflight for private individuals and researchers, as well as a manufacturer of advanced air and space vehicles. Using our proprietary and reusable technologies and supported by a distinctive, Virgin-branded customer experience, we are developing a spaceflight system designed to offer customers, whom we refer to as “future astronauts,” a unique, multi-day, transformative experience. This culminates in a spaceflight that includes views of Earth from space and several minutes of weightlessness that will launch from Spaceport America, New Mexico. We believe that one of the most exciting and significant opportunities of our time lies in the commercial exploration of space and the development of technology that will change the way we travel across the globe in the future. Together we are opening access to space to change the world for good.
Over the past decade, several trends have converged to invigorate the commercial space industry. Rapidly advancing technologies, decreasing costs, open innovation models with improved access to technology and greater availability of capital have driven significant growth in the commercial space market. According to an October 2018 article from the U.S. Chamber of Commerce, the commercial space market is expected to grow 6% per year, from $385 billion in 2017 to at least $1.5 trillion by 2040, reaching 5% of U.S. gross domestic product. As a result of these trends, we believe the exploration of space and the cultivation and monetization of space-related capabilities offer immense potential for the creation of economic value and future growth. Further, we believe we are at the center of these industry trends and well-positioned to capitalize on them by bringing human spaceflight to a broad global population that dreams of traveling to space.
The market for commercial human spaceflight for private individuals is new and untapped. As of June 30, 2020, only 576 humans have ever traveled above the Earth’s atmosphere into space to become officially recognized as astronauts, cosmonauts or taikonauts. Overwhelmingly, these men and women have been government employees handpicked by government space agencies such as the National Aeronautics and Space Administration (“NASA”) and trained over many years at significant expense. Private commercial space travel has been limited to a select group of individuals who were able to reach space, generally only at great personal expense and risk. We are planning to change that. We believe a significant market opportunity exists to provide high net worth individuals with a dynamic spaceflight experience at a fraction of the expense incurred by other private individuals to date. We believe this market opportunity is supported by the approximately 600 reservations and over $80.0 million of deposits we had booked as of July 30, 2020. Additionally, in February 2020, we launched our One Small Step campaign, which allows interested individuals to place a $1,000 refundable registration deposit towards the cost of a future ticket once we reopen ticket sales and as of July 30, 2020, we had received over 700 One Small Step deposits.
We have continued to progress through our test program schedule and our fleet expansion efforts during 2020, despite challenges and delays caused by the COVID-19 pandemic and actions taken in response to the COVID-19 pandemic. We currently expect to advance to the next phase of our test flight program with our first rocket-powered spaceflight from Spaceport America, and our third spaceflight to date, by Fall of 2020. In addition to our internal test flight objectives, this flight will also capture data that will be submitted to the U.S. Federal Aviation Administration (the “FAA”), and upon their review and successful determination, will approve us to fly paying customers under our existing commercial spaceflight license. Following a satisfactory review of the flight performance by our team, we would then plan to conduct a second powered spaceflight with a crew of two test pilots in the cockpit and four mission specialists in the cabin. Presuming the results of these previous flights are as expected, we would plan to fly our founder, Sir Richard Branson, on the third spaceflight from Spaceport America, occurring in the first quarter of 2021.
Over the last 14 years, we have developed an extensive portfolio of proprietary technologies that are embodied in the highly specialized assets that we have developed or leased to enable commercial spaceflight and address these industry trends. These assets include:
•Our carrier aircraft, WhiteKnightTwo. WhiteKnightTwo is a twin-fuselage, custom-built aircraft designed to carry our spaceship, SpaceShipTwo, up to an altitude of approximately 45,000 feet, where the spaceship is released for its flight into space. Our carrier aircraft is designed to launch thousands of SpaceShipTwo flights over its lifetime. This reusable launch platform design provides a flight experience and economics similar to commercial airplanes, and may offer a considerable economic advantage over other potential launch alternatives. Additionally, our carrier aircraft has a rapid turnaround time, enabling it to provide frequent spaceflight launch services for multiple spaceships.
•Our spaceship, SpaceShipTwo. SpaceShipTwo is a reusable spaceship with the capacity to carry two pilots and up to six future astronauts into space before returning them safely to the Earth’s surface. SpaceShipTwo is a rocket-powered winged vehicle designed to achieve a maximum speed of over Mach 3 and has a flight duration, measured from the takeoff of our carrier aircraft to the landing of SpaceShipTwo, of up to approximately 90 minutes. SpaceShipTwo’s cabin has been designed to optimize the future astronaut’s safety, experience and comfort. For example, the sides and ceiling of the spaceship’s cabin are lined by more than a dozen windows, offering future astronauts the ability to view the blackness of space as well as stunning views of the Earth below. With the exception of the rocket motor’s fuel and oxidizer, which must be replenished after each flight, SpaceShipTwo is designed as a wholly reusable spaceship.
•Our hybrid rocket motor, RocketMotorTwo. SpaceShipTwo is powered by a hybrid rocket propulsion system, RocketMotorTwo, that propels it on a trajectory into space. The term “hybrid” rocket refers to the fact that the rocket uses a solid fuel grain cartridge and a liquid oxidizer. The fuel cartridge is consumed over the course of a flight and replaced in between flights. RocketMotorTwo has been designed to provide performance capabilities necessary for spaceflight with a focus on safety, reliability and economy. Its design incorporates comprehensive critical safety features, including the ability to be safely shut down at any time, and its limited number of moving parts increases reliability and robustness for human spaceflight. Furthermore, the motor is made from a benign substance that needs no special or hazardous storage.
•Spaceport America. The future astronaut flight preparation and experience will take place at our operational headquarters at Spaceport America. Spaceport America is the first purpose-built commercial spaceport in the world and serves as the home of our terminal hangar building, officially designated the “Virgin Galactic Gateway to Space.” Spaceport America is located in New Mexico on 27 square miles of desert landscape, with access to 6,000 square miles of restricted airspace running from the ground to space. The restricted airspace will facilitate frequent and consistent flight scheduling by preventing general commercial air traffic from entering the area. Additionally, the desert climate and its relatively predictable weather provide favorable launch conditions year-round. Our license from the the FAA includes Spaceport America as a location from which we can launch and land our spaceflight system on a routine basis.
We have designed our spaceflight system with a fundamental focus on safety. Important elements of our safety design include horizontal takeoff and landing, highly reliable and rigorously tested jet engines on our carrier aircraft, two pilots in our carrier aircraft and the spaceship to provide important redundancy, a proprietary feathering system that allows the spaceship to properly align for re-entry with limited pilot input, extensive screening and training of our pilots, and the ability to safely abort at any time during the mission. In 2016, the FAA granted us our commercial space launch license with a limited number of verification and validation steps that must be completed before the FAA will clear us to include future astronauts on our spaceflights. Specifically, we are required by the FAA to submit final integrated vehicle performance results conducted in an operational flight environment, including final configuration of critical systems and aspects of the environmental control system and human factors performance. We have been submitting these verification reports throughout the test program and anticipate that the final two reports will be submitted following the successful completion of our next powered flight from Spaceport America by the end of 2020.
Our goal is to offer our future astronauts an unmatched, safe and affordable journey to space without the need for any special prior experience or significant prior training and preparation. We have worked diligently for over a decade to plan every aspect of the future astronaut’s journey to become an astronaut, drawing on a world-class team with extensive experience with human spaceflight, high-end customer experiences and reliable transportation system operations and safety. Each future astronaut will spend four days at Spaceport America, with the first three days spent on pre-flight training and the spaceflight itself occurring on the fourth day. In space, they will be able to exit their seats and experience weightlessness, floating about the cabin and positioning themselves at one of the many windows around the cabin sides and top. After enjoying several minutes of weightlessness, our astronauts will maneuver back to their own seats to prepare for re-entry and the journey back into the Earth’s atmosphere. Upon landing, astronauts will disembark and join family and friends to celebrate their achievements and receive their astronaut wings.
We have historically sold spaceflight tickets at a price point of up to $250,000 per ticket. Given demand for human spaceflight experiences and the limited available capacity, however, we expect the price of our tickets to increase for a period of time. We also anticipate offering premium pricing options for future astronauts with an interest in further customizing or enhancing their astronaut journey. As of July 30, 2020, we had reservations for approximately 600 spaceflight tickets and over $80.0 million in deposits. We believe these sales are largely attributable to the strength and prominence of the Virgin Galactic brand, which has driven many of our future astronauts directly to us with inbound requests. Additionally, in February 2020, we launched our One Small Step campaign, which allows interested individuals to place a $1,000 refundable registration deposit towards the cost of a future ticket once we reopen ticket sales and as of July 30, 2020, we had received over 700 One Small Step deposits. As we transition to full commercialization, we intend to take a more active role in marketing and selling our spaceflight experience. Given that sales of spaceflights are consultative and generally require a one-on-one sales approach, we intend to go to market using our direct sales organization and may expand the reach of that organization using a global network of high-end travel professionals that we refer to as “Accredited Space Agents”.
Our chief executive officer spent more than 30 years working at The Walt Disney Company, most recently as its President and Managing Director, Disney Parks International, and leads a senior management team with extensive experience in the aerospace industry, including the former Chief of Staff for NASA as well as NASA’s space shuttle launch integration manager. Our team of pilots is similarly experienced, with over 216 years of collective flight experience, and includes former test pilots for NASA, the Royal Air Force, the U.S. Air Force, the Italian Air Force and the U.S. Marine Corps. Our commercial team is managed and supported by individuals with significant experience and success in building and growing a commercial spaceflight brand, selling spaceflight reservations and managing the pre-flight future astronaut community.
Commercial Space Industry
The commercial exploration of space represents one of the most exciting and important technological initiatives of our time. For the last six decades, crewed spaceflight missions commanded by the national space agencies of the United States, Russia and China have captured and sustained the attention of the world, inspiring countless entrepreneurs, scientists, inventors, ordinary citizens and new industries. Despite the importance of these missions and their cultural, scientific, economic and geopolitical influence, as of June 30, 2020, only 576 humans have ever traveled above the Earth’s atmosphere into space to become officially recognized astronauts, cosmonauts or taikonauts. Overwhelmingly, these men and women have been government employees handpicked by government space agencies such as NASA and trained over many years at significant expense. While these highly capable government astronauts have inspired millions, individuals in the private sector have had extremely limited opportunity to fly into space, regardless of their personal wealth or ambitions. We are planning to change that.
Over the past decade, several trends have converged to invigorate the commercial space industry. Rapidly advancing technologies, decreasing costs, open innovation models with improved access to technology and greater availability of capital have driven explosive growth in the commercial space market. According to an October 2018 article from the U.S. Chamber of Commerce, the commercial space market will grow 6% per year, from $385.0 billion in 2017 to at least $1.5 trillion by 2040, reaching 5% of U.S. gross domestic product. The growth in private investment in the commercial space industry has led to a wave of new companies reinventing parts of the traditional space industry, including human spaceflight, satellites, payload delivery and methods of launch, in addition to unlocking entirely new potential market segments. Government agencies have taken note of the massive potential and growing import of space and are increasingly relying on the commercial space industry to spur innovation and advance national space objectives. In the United States, this has been evidenced by notable policy initiatives and by commercial contractors’ growing share of space activity.
As a result of these trends, we believe the exploration of space and the cultivation and monetization of space-related capabilities offers immense potential for creation of economic value and future growth. Further, we believe we are at the center of these industry trends and well-positioned to capitalize on them by bringing human spaceflight to a broader global population that dreams of traveling to space. We are initially focused on human spaceflight for recreation and research, but we believe our differentiated technology and unique capabilities can be leveraged to address numerous additional commercial and government opportunities in the commercial space industry.
We have developed extensive vertically integrated aerospace development capabilities for developing, manufacturing and testing aircraft and related propulsion systems. These capabilities encompass preliminary systems and vehicle design and analysis, detail design, manufacturing, ground testing, flight testing and post-delivery support and maintenance. We believe our unique approach and rapid prototyping capabilities enable innovative ideas to be designed quickly and built and tested with process and rigor. In addition, we have expertise in configuration management and developing documentation needed to transition our technologies and systems to commercial applications. Further, we have developed a significant amount of know-how, expertise and capability that we believe we can leverage to capture growing demand for innovative, agile and low-cost development projects for third parties, including contractors, government agencies and commercial service providers. We are actively exploring strategic relationships to identify new applications for our technologies and to develop advanced aerospace technologies for commercial and transportation applications that we believe will accelerate progress within relevant industries and enhance our growth.
Human Spaceflight
The market for commercial human spaceflight for private individuals is new and virtually untapped. To date, private commercial space travel has been limited to a select group of individuals who were able to reach space only at great personal expense and risk. In effect, these individuals became temporary members of the Russian Space Agency, were required to learn the Russian language and trained for months prior to spaceflight. In 2001, Dennis Tito was the first private individual to purchase a ticket for space travel, paying an estimated $20.0 million for a ride to the International Space Station (the “ISS”) on a Russian Soyuz rocket. Since then, six individuals have purchased tickets and flown successful orbital missions that have included time on the ISS, and current prices for spaceflights to the ISS approximately range between $50.0 million and $75.0 million per trip. One individual, Charles Simonyi, flew twice.
Historically, the privatization of human spaceflight has been limited primarily by cost and availability to private individuals. In the past, the technologies necessary to journey to space have been owned and controlled strictly by government space agencies. With the exception of a few seats on the Russian Soyuz rocket, government agencies have not demonstrated interest in providing vehicles or seats to the private sector for human spaceflight. Instead, government efforts in human spaceflight have focused on research missions and have historically required billions of dollars of investment. Because of the government’s research orientation and because of the high cost of development, historically there has been limited innovation to foster the commercial viability of human spaceflight.

For example, most spacecraft were developed as single-use vehicles; and while the Space Shuttle was built as a reusable vehicle, it required significant recovery and refurbishment between flights.
The interconnected dynamics of national security concerns, government funding, a lack of competing technologies and economies of scale, as well as the infrequency of flights, have all contributed to sustained high costs of human spaceflight. In addition to the cost, privatization has also been limited by concerns surrounding the ability to safely transport untrained general members of the public into space.
While these obstacles have significantly limited the adoption of human space travel, we believe the few private individuals who have already flown at significant personal cost provide important insight into the potential demand for private space travel, particularly if these obstacles can be addressed. To evaluate the potential market opportunity, we have performed a high-level analysis based on publicly available information to estimate the net worth of our existing reservation holders. Based on that analysis, we estimate that over 90% of our existing reservation holders have a net worth of over $1.0 million, and approximately 70% have a net worth of less than $20.0 million. As a result, we expect our commercial human spaceflight offering will receive interest broadly across the spectrum of high net worth individuals. However, in the near term we expect the majority of our future astronauts will consist of individuals with a net worth of $10.0 million or more.
An October 2019 report by the Credit Suisse Research Institute estimated that in 2019 there were approximately 2.0 million high net worth individuals globally with a net worth greater than $10.0 million, as compared to approximately 0.8 million in 2010, and that this group of individuals was expected to grow at a compound annual growth rate of approximately 5.9% through 2023. This report also estimated that in 2019 there were approximately 3.6 million individuals globally with a net worth between $5.0 and $10.0 million and 41.1 million individuals globally with a net worth between $1.0 and $5.0 million. In light of this, we believe a significant market opportunity exists for a company that can provide high net worth individuals with the opportunity to enjoy a spaceflight experience in comfort and safety. We believe this is supported by the approximately 600 reservations, backed by over $80.0 million of deposits, that we had received as of July 30, 2020. This customer backlog represents approximately $120.0 million in expected future revenue upon payment of the full ticket price for SpaceShipTwo flights. Additionally, in February 2020, we launched our One Small Step campaign, which allows interested individuals to place a $1,000 refundable registration deposit towards the cost of a future ticket once we reopen ticket sales and as of July 30, 2020, we had received over 700 One Small Step deposits. We also believe that there will be a targeted customer based for potential opportunities related to orbital space flight that will generally consist of individuals with a higher net worth than our initial target market for suborbital space flight.
Our Strategy
Using our proprietary and reusable flight system, and supported by a distinctive, Virgin-branded customer experience, we are seeking to provide affordable, safe, reliable and regular transportation to space. To accomplish this we intend to:
•Launch our commercial program for human spaceflight. In December 2018, we flew our first spaceflight using our current SpaceShipTwo, VSS Unity. This marked the first ever flight of a vehicle designed for commercial service to take humans into space and was the first crewed space launch from U.S. soil since 2011. In February 2019, we flew VSS Unity to space for a second time and, in addition to the two pilots, carried a crew member in the cabin, which marked us as the first commercial company to fly a non-pilot crew member in a winged vehicle at Mach 3. The crew member was able to unbuckle her seatbelt and float around the cabin in weightlessness – another first for a commercial space vehicle. All five crew members flown across these two flights were thereafter awarded official U.S. government commercial astronaut wings in recognition of having traveled more than 50 miles above sea level. We are now in the final phases of readying our commercial spaceflight program. As part of this preparatory work, we have transitioned our operational headquarters to our purpose-built facility at Spaceport America in New Mexico and are completing the final work on VSS Unity for commercial service, including the installation of the cabin interior. The interior furnishings and fixtures are also being installed at Spaceport America, along with finalizing everything needed to prepare our first future astronauts for flight. We expect to conclude the final portion of the flight test program from Spaceport America and expect successful completion of those tests.

•Expand the fleet to increase our flight rate. We will commence commercial operations with our SpaceShipTwo spaceship, VSS Unity, and our WhiteKnightTwo carrier aircraft, VMS Eve, which together comprise our spaceflight system. We believe these craft will be sufficient to meet our initial operating plan. We have two additional SpaceShipTwo vehicles under construction, as well an additional WhiteKnightTwo carrier undergoing design engineering. We plan to increase the number of passengers per flight, in addition to expanding the fleet to a total of five SpaceShipTwo vehicles, which should allow us to increase our annual flight rate. Beyond that, we plan to identify opportunities to expand to additional spaceports.
•Lower operating costs. We are focused on developing and implementing manufacturing efficiencies in an effort to decrease the manufacturing cost per spaceship. Additionally, we expect that, as we commence commercial operations, our staff will become more efficient in various aspects of operations and maintenance such that we can reduce operating costs.
•Leverage our proprietary technology and deep manufacturing experience to augment our product and service offerings and expand into adjacent and international markets. We have developed an extensive set of vertically integrated aerospace development capabilities and technologies. While our primary focus is on commercializing human space flight, we are exploring the application of our proprietary technologies and our capabilities in areas such as design, engineering, composites manufacturing, high-speed propulsion and production for other commercial and government uses. Among other opportunities, we believe our technology could be used to develop high speed vehicles that drastically reduce travel time for point-to-point international travel, in addition to opportunities related to orbital space flight. By leveraging our technology and operations, we believe we will also have an opportunity in the future to pursue growth opportunities abroad, including by potentially opening additional spaceports or entering into other arrangements with different international government agencies. We also expect to continue and expand our government and research payload business, in addition to developing additional commercial partnerships.
Our Competitive Strengths
We are a pioneer in commercial human spaceflight with a mission to enhance our world by opening space to a broad audience and facilitating the further exploration of our universe. We believe that our collective expertise, coupled with the following strengths, will allow us to build our business and expand our market opportunity and addressable markets:
•Differentiated technology and capabilities. Over the last 14 years, we have developed reusable vehicles and capabilities that will allow us to move towards airline-like operations for spaceflight, and which were the basis for the FAA granting us our commercial space launch license in 2016. Our spaceflight system and our hybrid rocket motor together enable the following key differentiators:
•horizontal take-off and landing using winged vehicles and traditional airplane runway infrastructure that enable a familiar airplane-like experience;
•use of our carrier aircraft for first stage of flight and then to air launch our spaceship, which is intended to maximize the safety and efficiency of our spaceflight system;
•pilot-flown missions to aid safety and customer confidence;
•carbon composite construction that is light, strong and fatigue-resistant;

•robust, controllable spaceship hybrid rocket motor propulsion system that can be safely shut down at any time during the flight;
•large cabin with multiple windows, allowing for an experience of weightlessness and easy access to views of Earth for all of our future astronauts; and
•unique “wing-feathering” system, designed to enable a safe, aerodynamically controlled re-entry into the Earth’s atmosphere on a repeated basis.
•Significant backlog and pent up customer demand. While not yet in commercial service, we have already received significant interest from future astronauts and research organizations. As of July 30, 2020, we had reservations for SpaceShipTwo flights from approximately 600 future astronauts, backed by over $80.0 million of deposits. We have not been actively selling new reservations for spaceflights since the end of 2014, having established a proof of market and in order to focus resources on community management and achieving commercialization. In February 2020, we launched our One Small Step campaign which allows interested individuals to place a $1,000 refundable registration deposit towards the cost of a future ticket once we reopen ticket sales, and as of July 30, 2020, we received over 700 One Small Step deposits from 58 countries. Additionally, as of June 30, 2020, we have flown eight payloads for space research missions and intend to pursue similar arrangements for additional research missions.
•Iconic brand associated with unique customer experiences. The Virgin brand carries an exceptional reputation worldwide for innovation, customer experience, adventure and luxury. We have been planning our customer journey for many years and have refined our plans with the help of our potential future astronauts, many of whom are highly regarded enthusiasts who are committed to optimizing their experience and our success. The customer journey starts with marketing materials, the sales process and the purchase of a reservation. It concludes with a four-day spaceflight experience at Spaceport America, which includes a personalized training and preparation program designed to optimize the flight for each individual and incorporates an activity program for friends and family. The experience culminates in an epic flight to space and a full video and photographic record of the journey. A clear customer service ethos and language runs through the entire journey and is managed by our uniquely experienced team.
•Limited competition with natural barriers to entry. Entry into the commercial human spaceflight market requires a significant financial investment as well as many years of high-risk development. We were formed in 2004 after the basic architecture of our spaceflight system had been proven in prototype form, which in itself had taken several years. In total, development of our platform and capabilities has required more than $1 billion in total investment to date. We are aware of only one competitor with a similar investment of time and money in suborbital commercial human spaceflight, which is taking a different approach to its launch architecture.
•Highly specialized and vertically integrated design and manufacturing capabilities. We possess highly specialized and vertically integrated capabilities that enable us to manage and control almost all elements of design and manufacturing of our spaceship and our carrier aircraft. These capabilities include a unique approach to rapid prototyping that enables us to design, build and test innovative ideas quickly; a deep composite manufacturing experience with broad applications in the aerospace industry; a dedicated team and facilities that support the full development of our high performance vehicles; and a more than 200,000 square foot campus in Mojave, California that houses fabrication, assembly, hangar and office space and where we perform ground and test operations.

•First purpose-built commercial spaceport. Spaceport America was designed to be both functional and beautiful and sets the stage for our future astronaut experiences. Spaceport America is located in New Mexico on 27 square miles of desert landscape, with access to 6,000 square miles of restricted airspace running from the ground to space. The restricted airspace will facilitate frequent and consistent flight scheduling and the desert climate and its relatively predictable weather provide favorable launch conditions year-round. The facilities were built with our operational requirements and our future astronauts in mind, with comprehensive consideration of its practical function, while also providing the basis for the Virgin Galactic experience.
•Experienced management team and an industry-leading flight team. Our chief executive officer spent more than 30 years working at The Walt Disney Company, most recently as its President and Managing Director, Disney Parks International, and leads a senior management team with extensive experience in the aerospace industry, including the former Chief of Staff for NASA as well as NASA’s space shuttle launch integration manager. Our team of pilots is similarly experienced, with over 216 years of flight experience, and includes former test pilots for NASA, the Royal Air Force, the U.S. Air Force, the Italian Air Force and the U.S. Marine Corps. Our commercial team is managed and supported by individuals with significant experience and success in building and growing a commercial spaceflight brand, selling spaceflight reservations and managing the pre-flight future astronaut community.
Our Assets
Over the course of the last 14 years, we have developed an extensive portfolio of proprietary technologies that are embodied in the highly specialized vehicles that we have created to enable commercial spaceflight. These technologies underpin our carrier aircraft, WhiteKnightTwo; our spaceship, SpaceShipTwo; our hybrid rocket motor; and our safety systems. Our future astronauts will interact with these technologies at our operational headquarters at Spaceport America, the first purpose-built commercial spaceport, and our terminal hangar building, officially designated the “Virgin Galactic Gateway to Space.”

Our Carrier Aircraft—WhiteKnightTwo
WhiteKnightTwo is a twin-fuselage, custom-built aircraft designed to carry SpaceShipTwo up to an altitude of approximately 45,000 feet, where the spaceship is released for its flight into space. Using WhiteKnightTwo rather than a standard ground-launch rocket reduces the energy requirements for suborbital launch because SpaceShipTwo is not required to propel its way through the higher density atmosphere nearer to the Earth’s surface. Air-launch systems have a well-established flight heritage, having first been used in 1947 for the Bell X-1, which was the first aircraft to break the speed of sound, and later on the X-15 suborbital spaceplane, in Northrop Grumman’s Pegasus rocket system and in earlier versions of our spaceflight system.
WhiteKnightTwo’s differentiating design features include its twin boom configuration, its single-piece composite main wing spars, its reusability as the first stage in our space launch system, and its versatility as a flight trainer for SpaceShipTwo. The twin boom configuration allows for a spacious central area between the two fuselages to accommodate a launch pylon to which SpaceShipTwo can be attached. Both cabins of WhiteKnightTwo are constructed on the same tooling and are identical in shape and size to the SpaceShipTwo cabin. The commonality of cabin construction provides cost savings in production, as well as operational, maintenance and crew training advantages. WhiteKnightTwo’s all-composite material construction substantially reduces weight as compared to an all-metal design. WhiteKnightTwo is powered by four Pratt and Whitney Canada commercial turbo-fan engines. Spare parts and maintenance support are readily available for these engines, which have reliably been in service on WhiteKnightTwo since December 2008.
WhiteKnightTwo’s pilots are all located in the right boom during all phases of ground operations and flight. At present, the left boom is empty and unpressurized; however, in the future, the left boom could be used to accommodate additional crew, research experiments or astronauts training for their flight on SpaceShipTwo, if permitted by relevant government agencies.
WhiteKnightTwo’s 140 foot main wing houses large air brakes that allow WhiteKnightTwo to mimic SpaceShipTwo’s aerodynamic characteristics in the gliding portions of SpaceShipTwo’s flight. This provides our pilots with a safe, cost-effective and repeatable way to train for SpaceShipTwo’s final approach and landing.
Our carrier aircraft is designed to launch thousands of SpaceShipTwo flights over its lifetime. As such, our spaceflight launch platform system provides a flight experience and economics akin to commercial airplanes and offers a considerable economic advantage over other potential launch architectures. Additionally, our carrier aircraft has a rapid turnaround time, enabling it to provide frequent spaceflight launch services for multiple spaceships.
WhiteKnightTwo was designed with a view towards supporting our international expansion and has a range of up to 2,800 nautical miles. As a result, WhiteKnightTwo can transport SpaceShipTwo virtually anywhere in the world to establish launch capabilities.
WhiteKnightTwo has completed an extensive, multiyear test program that included a combination of ground and flight tests. As of June 30, 2020, WhiteKnightTwo had completed over 280 test flights, with more than 50 of those being dual tests with SpaceShipTwo.
Although specifically designed to carry and launch SpaceShipTwo, WhiteKnightTwo has various features that we believe could enable it to be used by third parties as a strategic asset for other commercial and government applications. These features include:
•Expansive payload and high altitude capacity. When not carrying SpaceShipTwo, WhiteKnightTwo has been designed to carry a payload pod that can carry up to 30,000 pounds at takeoff and 17,000 pounds at landing. Additionally, WhiteKnightTwo is designed to slow cruise and reach a maximum altitude above 55,000 feet, making it potentially compatible with, and differentiated for, a variety of government-related mission profiles.
•Symmetrical airflow and benign separation characteristics. The symmetrical airflow design helps provide payload stability and facilitates a clean separation from the payload.

•Interchangeable payload pods. Pods can be used by various customers for a variety of missions. Payload pods can be swapped easily on the WhiteKnightTwo, requiring limited redesign of a pod to change payloads. This provides customers with significant optionality in terms of what payloads can be carried on the WhiteKnightTwo. Payload pods can be pressurized and human rated, allowing commercial off-the-shelf parts to be used to accelerate the development of the customer’s specific payload or technology. We have an existing contract to design a payload pod for a major U.S. aerospace prime contractor for a U.S. government contract that they have been awarded and expect to pursue similar work for commercial and government customers in the future.
Our Spaceship—SpaceShipTwo
SpaceShipTwo is a reusable spaceship with the capacity to carry two pilots and up to six spaceflight participants into space before returning them safely to the Earth’s surface. SpaceShipTwo is a rocket-powered winged vehicle designed to achieve a maximum speed of over Mach 3 and has a flight duration, measured from WhiteKnightTwo’s takeoff to landing, of up to approximately 90 minutes.
SpaceShipTwo begins each mission by being carried to an altitude of approximately 45,000 feet by WhiteKnightTwo before being released. Upon release, the pilot fires the hybrid rocket motor, which propels SpaceShipTwo on a near vertical trajectory into space. Once in space, after providing the future astronauts with amazing views and a weightlessness experience, a pilot uses the spaceship’s unique “wing-feathering” feature in order to prepare the vehicle for re-entry. The feathering system works like a shuttlecock in badminton, naturally orienting SpaceShipTwo into the desired re-entry position with minimal pilot input. This re-entry position uses the entire bottom of the spaceship to create substantial drag, thereby slowing the vehicle to a safe re-entry speed and preventing unacceptable heat loads. Once SpaceShipTwo has descended back to an altitude of approximately 55,000 feet above sea level, the wings un-feather back to their normal position, and SpaceShipTwo glides back to the base for a runway landing, similar to NASA’s Space Shuttle or any other glider. SpaceShipTwo’s feathering system was originally developed and tested on SpaceShipTwo’s smaller predecessor, SpaceShipOne.

SpaceShipTwo’s cabin has been designed to maximize customer safety and comfort. A dozen windows in the cabin line the sides and ceiling of the spaceship, offering future astronauts the ability to view the black of space as well as stunning views of the Earth below. Exposure to G-forces during ascent and descent is mitigated by the use of an articulated seat that is upright during rocket boost and reclined during re-entry, enabling future astronauts to experience G-forces that peak at approximately 3 to 4 times the force of gravity during re-entry in a relatively comfortable and safe orientation.
With the exception of the rocket motor’s fuel and oxidizer, which must be replenished after each flight, SpaceShipTwo is designed to be a reusable spaceship. Like WhiteKnightTwo, SpaceShipTwo was constructed with all-composite material construction, providing beneficial weight and fatigue characteristics.
SpaceShipTwo, the VSS Unity, is completing an extensive flight test program that began in March 2010 with the original SpaceShipTwo, VSS Enterprise, which was built by a third-party contractor. This flight program was designed to include a rigorous series of ground and flight tests. As of June 30, 2020, the SpaceShipTwo configuration had completed 54 test flights of which eight were rocket-powered test flights, including successful flights to space in December 2018 and February 2019. Prior to commercial launch, SpaceShipTwo will complete its flight test program at Spaceport America in New Mexico.
Although we have experienced some delays in assembly on account of COVID-19 and protocols adopted in response to COVID 19, we expect to complete assembly of our second commercial SpaceShipTwo vehicle, in addition to the VSS Unity, before then end of 2020. We expect to complete assembly of our third SpaceShipTwo vehicle and have it ready for testing in 2021.
Hybrid Rocket Motor
SpaceShipTwo is powered by a hybrid rocket propulsion system, RocketMotorTwo, that propels it on a trajectory into space. The term “hybrid” rocket refers to the fact that the rocket uses a solid fuel grain and a liquid oxidizer. The fuel cartridge is consumed over the course of a flight, meaning that each SpaceShipTwo flight will require the installation of a new, replaceable fuel cartridge that contains the fuel used in the hybrid rocket motor. Assembly of this fuel cartridge is designed to be efficient and to support high rates of commercial spaceflight. In 2018, RocketMotorTwo set a Guinness world record as the most powerful hybrid rocket to be used in manned flight, and in February 2019 it was accepted into the permanent collection of the National Air and Space Museum.
RocketMotorTwo has been designed to provide required mission performance capability with a focus on safety, reliability and economy. Its design benefits from critical safety features including its ability to be shut down safely at any time and its limited number of moving parts, which increases reliability and robustness for human spaceflight. Furthermore, the motor is made from a benign substance that needs no special or hazardous storage.
Our in-house propulsion team is in the process of upgrading our fuel cartridge production plant to increase the production rate and to reduce unit production cost in order to accommodate planned growth in the SpaceShipTwo fleet and drive increasingly attractive per-flight economics.
Safety Systems
We have designed our spaceflight system with a fundamental focus on safety. Important elements of our safety design include:
•Horizontal takeoff and landing. We believe that launching SpaceShipTwo from WhiteKnightTwo offers several critical safety advantages. Among other advantages, horizontal launch generally requires less fuel, oxidizer and pressurant on board than would otherwise be required. Moreover, the horizontal launch method allows increased time for pilots and crew to respond to any potential problems that may arise with the spaceship or its propulsion system. As such, if the pilots observe a problem while SpaceShipTwo is still mated to WhiteKnightTwo, they can quickly and safely return to the ground without releasing SpaceShipTwo. Furthermore, if potential concerns emerge after release from WhiteKnightTwo, SpaceShipTwo can simply glide back to the runway.

•WhiteKnightTwo engine reliability. Highly reliable and rigorously tested jet engines made by Pratt and Whitney Canada power the first 45,000 feet of the journey to space.
•Two pilots per vehicle. Two pilots will fly in each WhiteKnightTwo and SpaceShipTwo. Having a second pilot in the vehicles spreads the workload and provides critical redundancies.
•Design of RocketMotorTwo. RocketMotorTwo is a simple and robust, human-rated spaceflight rocket motor with no turbo-pumps or complicated machinery. This rocket offers simple shut-off control at any point in the trajectory, unlike a traditional solid rocket motor.
•Feathering system. Our unique wing feathering technology provides self-correcting capability that requires limited pilot input for SpaceShipTwo to align properly for re-entry.
•Astronaut preparation. Each of our future astronauts will go through a customized medical screening and flight preparation process, including training for use of communication systems, flight protocols, emergency procedures and G-force training. In addition, initial customer questionnaires and health tracking have been completed and are maintained in a comprehensive and secure medical database.
•Full mission abort capability. Due to our air-launch configuration and flight profile, mission abort capability exists at all points along the flight path and consists of aborts that mimic the normal mission profile. For example, if pre-launch release criteria are not met, the SpaceShipTwo is designed to remain attached to the carrier aircraft and make a smooth, mated landing. In the event of an abort in a short-burn duration, the spaceship pilot may choose to fly a parabolic, gliding recovery. For longer duration burns, pilots will continue to climb to configure a feathered re-entry and establish a gliding recovery at nominal altitudes.
Spaceport America
The future astronauts’ flight preparation and experience will take place at Spaceport America, the first purpose-built commercial spaceport in the world. Spaceport America is located in New Mexico on 27 square miles of desert landscape and includes a space terminal, hangar facilities and a 12,000 foot runway. The facility has access to 6,000 square miles of restricted airspace running from the ground to space. The restricted airspace will facilitate frequent and consistent flight scheduling, and the desert climate and its relatively predictable weather provide favorable launch conditions year-round. The development costs of Spaceport America were largely funded by the State of New Mexico. Our license from the FAA includes Spaceport America as a location from which we can launch and land our spaceflight system.
The terminal hangar building, officially designated the “Virgin Galactic Gateway to Space,” was designed to be both functional and beautiful, matching future astronauts’ high expectations of a Virgin-branded facility and delivering an aesthetic consistent with the Virgin Galactic experience. The form of the building in the landscape and its interior spaces capture the drama and mystery of spaceflight, reflecting the thrill of space travel for our future astronauts. The LEED-Gold certified building has ample capacity to accommodate our staff, our customer training and preparation facilities and our fleet of vehicles.
The Astronaut Journey
Our goal is to offer our future astronauts an unmatched but affordable opportunity to experience spaceflight safely and without the need for any special prior experience or significant prior training and preparation. We have worked diligently for over a decade to plan every aspect of the customer’s journey to become an astronaut, drawing on a world-class team with extensive experience with human spaceflight, high-end customer experiences and reliable transportation system operations and safety. We have had the considerable advantage of building and managing our initial community of future astronauts, comprised of men and women across various age groups from

60 countries who have made reservations to fly on SpaceShipTwo. This community is actively engaged, allowing us to understand the style of customer service and experience expected before, during and after each flight. We have used customer input to ensure that each customer’s journey with us, from end to end, will represent a pinnacle life experience and achievement.
The journey begins with a personalized and consultative sales process. Once the reservation transaction is completed, the customer receives an “onboarding” call from our direct sales organization, known as our “Astronaut Office”, in London and is provided with a personalized welcome pack. This pack contains a desktop model of the spaceship, a future astronaut community membership card and other branded assets, along with a video message and personal letter from Sir Richard Branson welcoming the future astronaut into the Virgin Galactic family. Future astronauts are kept apprised of community activity and company news through an app-accessed customer portal. Once we commence commercial operations, this portal will be the principal tool by which we will provide and receive necessary information from our future astronauts in preparation for their spaceflights.
Prior to traveling to Spaceport America to begin his or her journey, each customer will be required to complete a medical history questionnaire. In addition to completing this questionnaire, each customer will also undergo a physical exam with an aerospace medicine specialist, typically within six months of flight. Some future astronauts may be asked for additional testing as indicated by their health status. Based on our observations in tests involving a large group of our early future astronauts, we believe that the vast majority of people who want to travel to space in our program will not be prevented from doing so by health or fitness considerations.
Pre-Flight Training
Future astronauts will participate in three days of pre-flight training at Spaceport America. The spaceflight is expected to occur on the fourth day of the astronaut experience.
Pre-flight training will include briefings, mock-up training and time spent with the mission’s fellow future astronauts and crew. The purpose of this training is to ensure that the future astronauts get the maximum enjoyment of their spaceflight experience while ensuring that they do so safely, particularly the key attributes of the unique sensation of weightlessness and the feeling of dramatic acceleration upon launch.
We have worked with training experts, behavioral health experts, experienced flight technicians, and experienced government astronauts in order to customize training for our suborbital missions. This program is expected to include training for emergency egress, flight communication systems, flight protocols, seat ingress and egress and will meet all training requirements prescribed by applicable regulation.
The training program has been built on the philosophy that familiarization with the systems, procedures, equipment and personnel that will be involved in the actual flight will make the future astronaut more comfortable and allow the customer to focus his or her attention on having the best possible experience. As a result, most training is expected to involve hands-on activities with real flight hardware or with high fidelity mock-ups.
Although broadly similar for each flight, the training program and the flight schedule may vary slightly depending on the backgrounds, personalities, physical health of the astronauts and weather and other conditions. Additionally, we expect to review, assess and modify the program regularly as we gain commercial experience.
The Spaceflight Experience
On the morning of their flight to space, the future astronauts will head out to the spaceport for their final flight briefings and preparation. Future astronauts will change into personal, custom-designed flight suits developed and fabricated by Under Armour via brand partnership. The future astronauts will then meet up with their fellow future astronauts and board SpaceShipTwo, which will already be mated to the WhiteKnightTwo.
The spaceship cabin has been designed, like the spaceport interior, to deliver an aesthetic consistent with our brand values and to optimize the flight experience. User experience features are expected to include strategically positioned high definition video cameras, flight data displays and cabin lighting. Virgin Group companies are renowned for their interior design, particularly in the aviation industry. That experience and reputation has been brought to bear on both spaceship and spaceport interiors in an effort to optimize the customer journey.
Once all future astronauts are safely onboard and the pilots have coordinated with the appropriate regulatory and operational groups, WhiteKnightTwo will take-off and climb to an altitude of approximately 45,000 feet. Once at altitude, the pilots will perform all necessary vehicle and safety checks and then will release SpaceShipTwo from WhiteKnightTwo. Within seconds, the rocket motor will be fired, instantly producing acceleration forces of up to 4Gs as the spaceship undertakes a near vertical climb and achieves speeds of more than Mach 3.
The rocket motor will fire for approximately 60 seconds, burning all of its propellant, and the spaceship will coast up to apogee. Our astronauts will be able to exit their seats and experience weightlessness, floating about the cabin and positioning themselves at one of the dozen windows around the cabin sides and top. The vehicle’s two pilots will maneuver the spaceship in order to give the astronauts spectacular views of the Earth and an opportunity to look out into the blackness of space. While the astronauts are enjoying their time in space, SpaceShipTwo’s pilots will have reconfigured the spaceship into its feathered re-entry configuration.
After enjoying several minutes of weightlessness, our astronauts will maneuver back to their own seats to prepare for re-entry. We have conducted seat egress and ingress testing in weightlessness to verify that our astronauts will be able to return to their seats quickly and safely. Our personalized seats, custom-designed to support each astronaut safely during each phase of flight, will cushion the astronauts as the spaceship rapidly decelerates upon re-entry. Our astronauts will enjoy the journey back into the Earth’s atmosphere at which time the pilot will lower the feather, and the spaceship will glide back to the original runway from which the combined WhiteKnightTwo and SpaceShipTwo pair had taken off less than two hours prior. Upon landing, astronauts will disembark and join family and friends to celebrate their achievements and receive their astronaut wings.
Sales and Marketing
As of July 30, 2020, we had reservations for approximately 600 spaceflight tickets and over $80.0 million in deposits, representing potential revenue of approximately $120.0 million. Through strong capabilities in community management we have high retention rates, despite deposits being refundable. We believe these sales are largely attributable to the strength and prominence of the Virgin Galactic brand, which has driven many of our future astronauts directly to us with inbound requests. Additionally, in February 2020, we launched our One Small Step campaign which allows interested individuals to place a $1,000 refundable registration deposit towards the cost of a future ticket once we reopen ticket sales and as of July 30, 2020, we had received over 700 One Small Step deposits. We have also benefited from Sir Richard Branson’s personal network to generate new inquiries and reservation sales, as well as referrals from existing reservation holders. As we transition to full commercialization, we intend to take a more active role in marketing and selling our spaceflight experience.
Given that sales of spaceflights are consultative and generally require a one-on-one sales approach, we intend to go to market using our direct sales organization. Our direct sales organization, known as the “Astronaut Office”, is headquartered in London, England. The Astronaut Office also actively manages our future astronaut community and sits within our commercial team, which has additional responsibilities including the management of related social channels, public relations, brand management and brand partnerships, including those with Under Armour and Land Rover.
We intend to expand the reach of our direct sales organization using a global network of high-end travel professionals that we refer to as “Accredited Space Agents”. Our Accredited Space Agents consist of high-end travel professionals worldwide that we hand-picked and individually trained to sell our spaceflights. Accredited Space Agents have contracted with us to sell spaceflight reservations and, while they actively sell other travel experiences, are precluded from selling spaceflight experiences from any other provider.
We are continuing to evaluate and develop our marketing strategy in anticipation of commercial operations and believe our existing direct sales organization, together with our available network of Accredited Space Agents, possess the people, processes, systems and experience we will need to support profitable and fast-growing commercial operations.

We have historically sold spaceflight tickets at a price point of up to $250,000 per ticket. However, given the expected demand for human spaceflight experiences and the limited available capacity, we expect the price of our tickets to increase for a period of time upon resuming sales activities. We also anticipate offering premium pricing options for future astronauts with an interest in further customizing or enhancing their astronaut journey.
Research and Education Applications
In addition to the potential market for human space travel, we believe our existing technology has potential application in other ancillary markets, such as research and education. Historically, the ability to perform research and education activities in space has been limited by the same challenges facing human spaceflight, including the significant cost associated with traveling to space and the limited physical capacity available for passengers or other payloads. Additionally, the long launch lead times and the low launch rate for these journeys make it difficult to run an experiment quickly or to fly repeated experiments, and there has traditionally been a significant delay in a researcher’s ability to obtain the data from the experiment once the journey was complete. Moreover, traditional spaceflight is hard on research payloads due to the high G-loads at launch. As a result, researchers have attempted to use parabolic aircraft and drop towers to create moments of microgravity and conduct significant research activities. While these solutions help address cost concerns, they offer only seconds of microgravity per flight and do not offer access to the upper atmosphere or space, rapid re-flight or, in the case of drop towers and sounding rockets, the opportunity for the principal investigator to fly with the scientific payload. We believe our existing spaceflight system addresses many of these issues by providing:
•researchers the ability to accompany and monitor their experiments in space;
•the ability to fly payloads repeatedly, which can enable lower cost and iterative experiments;
•prompt access to experiments following landing;
•access to a large payload capacity; and
•in the case of sounding rockets, dramatically gentler G-loading.
We believe the demand for access to suborbital research is likely to come from educational and commercial research institutions across a broad range of technical disciplines. Multiple government agencies and research institutions have expressed interest in contracting with us to deliver research payloads to space and to conduct suborbital experiments. We have flown eight payloads for research-related missions and we expect research missions to form an important part of our launch manifest in the future.
Design, Development and Manufacturing
Our development and manufacturing team consists of talented and dedicated engineers, technicians and professionals with thousands of years of combined design, engineering, manufacturing and flight test experience from a wide variety of the world’s leading research, commercial and military aerospace organizations.
We have developed extensive vertically integrated aerospace development capabilities for developing, manufacturing and testing aircraft and related propulsion systems. These capabilities encompass preliminary systems and vehicle design and analysis, detail design, manufacturing, ground testing, flight testing and post-delivery support and maintenance. We believe our unique approach and rapid prototyping capabilities enable innovative ideas to be designed quickly and built and tested with process rigor. In addition, we have expertise in configuration management and developing documentation needed to transition our technologies and systems to commercial applications. We believe our breadth of capabilities, experienced and cohesive team, and culture would be difficult to re-create and can be easily leveraged on the future design, build and test of transformational aerospace vehicles.
The first vehicle we manufactured was VSS Unity, the second SpaceShipTwo. Leveraging the extensive design engineering invested in VSS Unity, we are currently manufacturing additional spaceships based on that design, at a substantially lower cost. In addition, we are manufacturing rocket motors to support growth of our commercial operations over time.
Additionally, we have developed a significant amount of know-how, expertise and capabilities that we believe we can leverage to capture growing demand for innovative, agile and low-cost development projects for third parties, including contractors, government agencies and commercial service providers. We are actively exploring strategic relationships to develop new applications for our technologies and to develop new aerospace technologies for commercial and transportation applications that we believe will accelerate progress within relevant industries and enhance our growth.
All of our manufacturing operations, which include among others fabrication, assembly, warehouse and both ground and test operations, are located in Mojave, California at the Air and Space Port, where our campus spans over 200,000 square feet. This location provides us with year-round access to airspace for various flight test programs. We believe having all manufacturing operations located at this campus facilitates rapid experimentation of new concepts, which is key to delivering innovation.
Additional Potential Applications of our Technology and Expertise
We believe we can leverage our robust platform of advanced technologies, significant design, regulatory, engineering and manufacturing experience, and thousands of hours of flight training to develop additional aerospace applications, including, among others, the manufacturing of aircraft capable of high speed point-to-point travel. High speed aircraft are aircraft capable of traveling at speeds faster than the speed of sound and five times the speed of sound, respectively. We believe a significant market opportunity exists for vehicles with this capability, as they could be used to drastically reduce international travel times. In August 2020, following the completion of an internal mission concept review that allows progress to our next design phase, we unveiled the concept for our preliminary design of a high-speed aircraft. Under this initial design, the aircraft would be a Mach 3 certified delta-wing vehicle with a focus on environmental sustainability, and a cabin intended to accommodate 9 to 19 passengers flying at an altitude above 60,000 feet. We also recently entered into a space act agreement with NASA relating to the development of high-speed point-to-point travel technologies, and into a non-binding memorandum of understanding with Rolls-Royce to collaborate in designing and developing engine propulsion technology for high-speed commercial aircraft. Other potential applications of our technology include urban air mobility, or the ability to enable rapid, reliable transportation within cities and urban areas; captive carry and launch services; and high altitude long endurance vehicles.
We believe we can also leverage our platform, as well as our expertise in premium space-focused experiences, in areas relating to orbital spaceflight. For example, we recently entered into a space act agreement with NASA pursuant to which we will develop a new private orbital astronaut readiness progress that will contribute end-to-end program management and include integrated astronaut training packages for private passengers. As of July 30, 2020, we have entered into refundable deposit agreements with 12 of our Future Astronauts relating to orbital spaceflights.
While our primary focus for the foreseeable future is on commencing and managing our commercial human spaceflight operations, we intend to expand our commitment to exploring and evaluating the application of our technologies and expertise into these and other ancillary applications.
Competition
The commercial spaceflight industry is still developing and evolving but we expect it to be highly competitive. Currently, our primary competitor in establishing a suborbital commercial human spaceflight market is Blue Origin, a privately-funded company that is seeking to develop a vertically-launched, suborbital spaceship. In addition, we are aware of several large, well-funded, public and private entities actively engaged in developing competitive products within the aerospace industry, including SpaceX and Boeing. While these companies are currently focused on providing orbital spaceflight transportation to government agencies, a fundamentally different product from ours, we cannot ensure that one or more of these companies will not shift their focus to include suborbital spaceflight and directly compete with us in the future. We may also explore the application of our proprietary technologies for other uses, such as high speed point-to-point travel, where the industry is even earlier in its development.

Many of our current and potential competitors are larger and have substantially greater resources than we do. They may also be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or to offer lower prices. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with our products and services in the future. Any such foreign competitor could potentially, for example, benefit from subsidies from or other protective measures by its home country.
We believe our ability to compete successfully as a commercial provider of human spaceflight does and will depend on a number of factors including the price of our offerings, consumer confidence in the safety of our offerings, consumer satisfaction for the experiences we offer, and the frequency and availability of our offerings. We believe that we compete favorably on the basis of these factors. We believe our ability to compete successfully as a manufacturer of high-speed travel technology would depend on similar factors.
Intellectual Property
Our success depends in part upon our ability to protect our core technology and intellectual property. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees, and we seek to control access to and distribution of, our proprietary information through non-disclosure agreements with our vendors and business partners. Unpatented research, development and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.
Virgin Trademark License Agreement
We possess certain exclusive and non-exclusive rights to use the name and brand “Virgin Galactic” and the Virgin signature logo pursuant to an amended and restated trademark license agreement (the “Amended TMLA”). Our rights under the Amended TMLA are subject to certain reserved rights and pre-existing licenses granted by Virgin Enterprises Limited (“VEL”) to third parties. In addition, for the term of the Amended TMLA, to the extent the Virgin Group does not otherwise have a right to place a director on our board of directors, we have agreed to provide VEL with the right to appoint one director to our board of directors, provided the designee is qualified to serve on the board under all applicable corporate governance policies and applicable regulatory and listing requirements.
Unless terminated earlier, the Amended TMLA has an initial term of 25 years expiring October 2044, subject to up to two additional 10-year renewals by mutual agreement of the parties. The Amended TMLA may be terminated by VEL upon the occurrence of a number of specified events, including if:
•we commit a material breach of our obligations under the Amended TMLA (subject to a cure period, if applicable);
•we materially damage the Virgin brand;
•we use the brand name “Virgin Galactic” outside of the scope of the activities licensed under the Amended TMLA (subject to a cure period);
•we become insolvent;
•we undergo a change of control to an unsuitable buyer, including to a competitor of VEL;
•we fail to make use of the “Virgin Galactic” brand to conduct our business;

•we challenge the validity or entitlement of VEL to own the “Virgin” brand; or
•the commercial launch of our services does not occur by a fixed date or thereafter if we are unable to undertake any commercial flights for paying passengers for a specified period (other than in connection with addressing a significant safety issue).
Upon any termination or expiration of the Amended TMLA, unless otherwise agreed with VEL, we will have 90 days to exhaust, return or destroy any products or other materials bearing the licensed trademarks, and to change our corporate name to a name that does not include any of the licensed trademarks, including the Virgin name.
Pursuant to the terms of the Amended TMLA, we are obligated to pay VEL quarterly royalties equal to the greater of (a) a low single-digit percentage of our gross sales and (b)(i) prior to the first spaceflight for paying future astronauts, a mid-five figure amount in dollars and (ii) from our first spaceflight for paying future astronauts, a low-six figure amount in dollars, which increases to a low-seven figure amount in dollars over a four-year ramp up and thereafter increases in correlation with the consumer price index. In relation to certain sponsorship opportunities, a higher, mid-double-digit percentage royalty on related gross sales applies.
The Amended TMLA also contains, among other things, customary mutual indemnification provisions, representations and warranties, information rights of VEL and restrictions on our and our affiliates’ ability to apply for or obtain registration for any confusingly similar intellectual property to that licensed to us pursuant to the Amended TMLA. Furthermore, VEL is generally responsible for the protection, maintenance, enforcement and protection of the licensed intellectual property, including the Virgin brand, subject to our step-in rights in certain circumstances.
All Virgin and Virgin-related trademarks are owned by VEL and our use of such trademarks is subject to the terms of the Amended TMLA, including our adherence to VEL’s quality control guidelines and granting VEL customary audit rights over our use of the licensed intellectual property.
Spacecraft Technology License Agreement
We are party to a Spacecraft Technology License Agreement, as amended, with Mojave Aerospace Ventures, LLC (“MAV”) pursuant to which we possess a non-exclusive, worldwide license under certain patents and patent applications, including improvements that have been reduced to practice within a specified period. Unless terminated earlier, the term of this license agreement will expire on the later of a fixed date and the expiration date of the last to expire of the patent rights granted under the agreement. The license agreement and the associated licenses granted thereunder may be terminated if we commit a material breach of our obligations under the agreement that is uncured for more than 30 days, or if we become insolvent.
Under the terms of the license agreement, we are obligated to pay MAV license fees and royalties through the later of a fixed date and the expiration date of the last to expire of the patent rights granted under the agreement of (a) a low-single-digit percentage of our commercial spaceflight operating revenue, subject to an annual cap that is adjusted annually for changes in the consumer price index, (b) a low-single-digit percentage of our gross operating revenue on the operation of spacecraft, and (c) a mid-single-digit percentage of our gross sales revenue of spacecraft sold to third parties.
Regulatory
Federal Aviation Administration
The regulations, policies and guidance issued by the FAA apply to the use and operation of our spaceflight system. When we operate our spaceflight system as “launch vehicles,” meaning a vehicle built to operate in, or place a payload or human beings in, space, and a suborbital rocket, the FAA’s commercial space transportation requirements apply. Operators of launch vehicles are required to have proper licenses, permits and authorizations from the FAA and comply with the FAA’s insurance requirements for third-party liability and government property. Congress enacted a law prohibiting the FAA from issuing regulations until 2023 for the safety of persons on launch vehicles such as SpaceShipTwo and WhiteKnightTwo, unless a death or serious injury, or event that could have led to a death or serious injury, were to occur earlier. Once this law expires, we may face increased and more expensive regulation from the FAA relating to our spaceflight activities. The FAA has an open notice of proposed rulemaking process relating to commercial launch that could impact our operations. While we are monitoring these developments, we cannot predict the timing, scope or terms of any proposed rulemaking relating to commercial launch.
When not operating as launch vehicles, our spaceflight system vehicles are regulated as experimental aircraft by the FAA. The FAA is responsible for the regulation and oversight of matters relating to experimental aircraft, the control of navigable air space, the qualification of flight personnel, flight training practices, compliance with FAA aircraft certification and maintenance, and other matters affecting air safety and operations.
We have a current FAA Reusable Launch Vehicle Operator License that allows test and payload revenue flights from both Mojave, California and Spaceport America, New Mexico. Prior to being able to carry spaceflight participants, we are required by the FAA to submit final integrated vehicle performance results conducted in an operational flight environment, including final configuration of critical systems and aspects of the environmental control system and human factors performance. We have been submitting these verification reports throughout the test program and anticipate that the final two reports will be submitted following the successful completion of our next powered flight from Spaceport America by the end of 2020.
Failure to comply with the FAA’s aviation or space transportation regulations may result in civil penalties or private lawsuits, or the suspension or revocation of licenses or permits, which would prevent us from operating our spaceflight system.
Informed Consent and Waiver
Our commercial human spaceflight operations and any third-party claims that arise from our operation of spaceflights are subject to federal and state laws governing informed consents and waivers of claims, including under the Commercial Space Launch Amendments Act of 2004 (“CSLA”) and the New Mexico Space Flight Informed Consent Act (“SFICA”).
Under U.S. federal law and the CSLA, operators of spaceflights are required to obtain informed consent from both participants and members of crew for any commercial human spaceflight. In addition, the CSLA requires that an operator must obtain any spaceflight participant’s informed consent before receiving compensation or making an agreement to fly. While compensation is not defined in regulation or statute, the FAA does not consider refundable deposits for future spaceflight to be compensation. Moreover, the CSLA established a three-tiered indemnification system, subject to appropriations, for a portion of claims by third parties for injury, damage or loss that result from a commercial spaceflight incident. All operators with an FAA-license for commercial launches and reentries are covered by this federal indemnification and are required to carry insurance in amounts up to the maximum probable loss level likely to occur in an accident subject to a cap. In the instance of a catastrophic loss, U.S. law provides that the federal government will pay up to $3.0 billion to indemnify the operator above the levels covered by insurance.
Additionally, the SFICA offers spaceport-related companies protection in New Mexico, where we will conduct our commercial operations, from lawsuits from passengers on space vehicles where spaceflight participants provide informed consent and a waiver of claims. This law generally provides coverage to operators, manufacturers and suppliers, and requires operators to maintain at least $1.0 million in insurance for all spaceflight activities. The SFICA will automatically be repealed in July 2021 unless New Mexico chooses to extend it.
At this time, no such claim regarding these informed consent provisions has been brought in New Mexico or in federal courts, and we are unable to determine whether the immunity provided by the CSLA, the SFICA or other applicable laws or regulations would be upheld by U.S. or foreign courts. The various federal and state regulations regarding informed consent for suborbital commercial spaceflight are evolving, and we continue to monitor these developments. However, we cannot predict the timing, scope or terms of any other state, federal or foreign regulations relating to informed consent and waivers of claims relating to commercial human spaceflight.
International Traffic in Arms Regulations and Export Controls

Our spaceflight business is subject to, and we must comply with, stringent U.S. import and export control laws, including the International Traffic in Arms Regulations (“ITAR”) and the U.S. Export Administration Regulations (“EAR”). The ITAR generally restrict the export of hardware, software, technical data, and services that have defense or strategic applications. The EAR similarly regulate the export of hardware, software, and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the United States.
The U.S. government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime with respect to the spaceflight business.
Many different types of internal controls and efforts are required to ensure compliance with such export control rules. In particular, we are required to maintain a registration under the ITAR; determine the proper licensing jurisdiction and classification of products, software and technology; and obtain licenses or other forms of U.S. government authorizations to engage in activities, including the performance of services for foreign persons, related to and that support our spaceflight business. The authorization requirements include the need to get permission to release controlled technology to foreign person employees and other foreign persons. The inability to secure and maintain necessary licenses and other authorizations could negatively affect our ability to compete successfully or to operate our spaceflight business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as that necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations.
Failures by us to comply with export control laws and regulations could result in civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts, or limitations on our ability to enter into contracts with the U.S. government.
Employees
Our employees are critical to our success. As of July 5, 2020, we had 767 employees and 166 contractors. Prior to joining our company, many of our employees had prior experience working for a wide variety of reputed research, commercial and military aerospace and non-aerospace organizations. To date, we have not experienced any work stoppages, and we consider our relationship with our employees to be good.
Facilities
We operate primarily at two locations in California and New Mexico. All of our facilities are located on land that is leased from third parties. We believe that such facilities meet our current and future anticipated needs.
We maintain more than 200,000 square feet of manufacturing and operations facilities at the Mojave Air and Space Port in Mojave, California. This campus includes six main operational buildings and several storage buildings under separate lease agreements that collectively house fabrication, assembly, warehouse, office and test operations. These facilities are leased pursuant to several agreements, which generally have two- or three-year initial terms coupled with renewal options. Several leases are either operating in renewal periods or on a month-to-month basis.
We will conduct our commercial operations at Spaceport America in Sierra County, New Mexico. Located on more than 25 square miles of desert landscape and with access to more than 6,000 square miles of protected airspace, Spaceport America is the world’s first purpose-built commercial spaceport and is home to the Virgin Galactic Gateway to Space terminal. State and local governments in New Mexico have invested more than $200.0 million in Spaceport America, with Virgin Galactic serving as the facility’s anchor tenant under a 20-year lease scheduled to expire in 2028, subject to our right to extend the term for an additional five years.
Legal Proceedings

We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. However, we do not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition or cash flows.